CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Curry Gold Corporation

 We consent to the use of our report dated December 9, 2009 with respect to the financial statements of Curry Gold Corp as of and for the year ended November 30, 2009, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A filed by Curry Gold Corp dated May 21, 2010.

 /s/ M&K CPAS, PLLC

 Houston, Texas

 March 21, 2010